UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2026

The Hartford Insurance Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Hartford Insurance Group, Inc.
One Hartford Plaza, Hartford, Connecticut 06155
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HIG	The New York Stock Exchange
6.10% Notes due October 1, 2041	HIG 41	The New York Stock Exchange
Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 6.000% Non-Cumulative Preferred Stock, Series G, par value $0.01 per share	HIG PR G	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Events.
On June 3, 2026, The Hartford Insurance Group, Inc. (the “Company”) and Wellington Management Company LLP (“Wellington”) announced that they had reached a definitive agreement under which Wellington Investment Advisors Holdings, LLP, Wellington’s corporate parent, will acquire the Company’s Hartford Funds business (“Hartford Funds”). Under the terms of the transaction, Wellington will operate Hartford Funds and serve as investment advisor to all funds following closing.

The transaction consideration consists of $300 million of cash payable at closing and ongoing economic participation by the Company through quarterly payments representing 95% of after-tax available cash generated by the combination of Hartford Funds’ business and Wellington’s business supporting Hartford Funds, including the sale of certain other Wellington-sponsored products in the U.S. wealth market, for an expected period of 7 years following closing, which period may be shortened or extended based on specified performance thresholds. Beginning five years after closing, if the net present value of quarterly cash flows plus the upfront proceeds equals or exceeds $2.1 billion, the quarterly payment obligation will terminate. If, at the end of the initial seven-year period, the net present value of quarterly cash flows plus the upfront proceeds is less than $1.5 billion, quarterly payments will continue until the earlier of (i) the quarter the threshold is met, or (ii) the end of eight additional quarters. Based on current expectations, the Company estimates the net present value of the transaction to be $1.9 billion, calculated at a discount rate of 11% and subject to market and operating performance. The value ultimately realized by the Company will depend on the financial performance of the business during the post-closing period.

The transaction is expected to close in the first quarter of 2027, subject to customary closing conditions, including regulatory and fund approvals. Hartford Funds will be reported as discontinued operations beginning in the second quarter of 2026, and its results will be included in the Company’s GAAP net income, but excluded from core earnings, a non-GAAP financial measure, until closing. The Company will also recognize a $250 million deferred tax asset associated with the transaction in the second quarter of 2026, representing the difference between the tax basis and book basis of Hartford Funds, which will impact net income but not core earnings. The Company expects transaction costs, after-tax, through closing of approximately $55 million.

Prior to closing, the Company expects to receive a pre-closing dividend of approximately $170 million from Hartford Funds. At closing, the Company expects to recognize an estimated after-tax realized loss of approximately $150 million, reflecting the difference between the GAAP carrying value of Hartford Funds and upfront cash proceeds. Following closing, available after-tax cash will be distributed to the Company and recognized in net income on a quarterly basis during the post-closing participation period and will not impact core earnings. Based on current expectations, the Company estimates initial quarterly payments of approximately $65 million, with cash payments expected to begin following the first full quarter after closing.

Additional Information

A copy of the press release announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Cautionary Statement Regarding Forward-Looking Information

Some of the statements in this Current Report on Form 8-K may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding the expected timing, terms, financial impact and benefits of the transaction.

These statements are based on current expectations, estimates and projections, and are subject to risks and uncertainties that could cause actual results to differ materially. Investors should consider the important risks and uncertainties that may affect future results, including those discussed in the

Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Item 9.01     Financial Statements and Exhibits

Exhibit No.
99.1	Press Release of The Hartford Insurance Group, Inc. and Wellington Management Company LLP, dated June 3, 2026.

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Insurance Group, Inc.

June 3, 2026	By:	/s/ Beth A. Costello
Name: Beth A. Costello
Title: Executive Vice President and Chief Financial Officer